Exhibit (a)(1)(vii)

LETTER FROM SAVINGS AND RETIREMENT PLAN

ADMINISTRATIVE COMMITTEE

October 7, 2004

Offer to Purchase Common Stock of Limited Brands, Inc.

Dear Savings and Retirement Plan Participant:

We are enclosing materials being sent to all stockholders of Limited Brands, Inc. (“Limited Brands” or the “Company”) in connection with its recently announced offer to purchase up to 80,000,000 shares of the Company’s common stock, $0.50 par value per share (such shares, together with all other outstanding shares of common stock of Limited Brands, are herein referred to as the “shares”), at a price not greater than $25.00 nor less than $21.75 per share, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 7, 2004 (the “Offer to Purchase”) and in the related Letter of Transmittal, which together, as amended or supplemented, constitute the tender offer.

The Company will, upon the terms and subject to the conditions of the tender offer, determine a single per share price, not greater than $25.00 nor less than $21.75 per share, that it will pay for the shares validly tendered pursuant to the tender offer and not validly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest purchase price that will allow it to purchase 80,000,000 shares, or, if a lesser number of shares are validly tendered, such lesser number as are validly tendered and not withdrawn. In the event the final purchase price is less than the maximum price of $25.00 per share and more than 80,000,000 shares are tendered in the tender offer at or below the purchase price, the Company intends to exercise its right to purchase up to an additional 2% of its outstanding shares without extending the tender offer so that it repurchases up to $2 billion of its shares. By way of example, if the final purchase price is the minimum purchase price of $21.75 per share, the Company intends to purchase up to an additional 9,438,333 of its outstanding shares to the extent tendered in the tender offer. The Company also expressly reserves the right, in its sole discretion, to purchase additional shares subject to applicable legal requirements. All stockholders whose shares are purchased by the Company will receive the same purchase price for each share purchased in the tender offer. Also enclosed is a brief description of the tender offer in connection with the Company’s Savings and Retirement Plan (“Savings and Retirement Plan” or “SARP”) and questions and answers describing how the process works.

Shortly after completion of the tender offer, the Company intends to declare a special dividend of $500 million in the aggregate, subject to applicable legal requirements. If the Company is unable to purchase $2 billion of shares in the tender offer, it will consider, in its sole discretion, various other options for the cash, including, among other things, additional share repurchases or an increase in the special dividend. The amount of the dividend and the record date will be set at the time the dividend is declared. If you participate in the tender offer, you will not be entitled to receive the dividend with respect to any shares the Company purchases.

As a participant in the Savings and Retirement Plan you may elect to direct the Trustee to “tender” (offer to sell) some or all of the shares (excluding fractional shares) currently allocated to your Limited Brands Stock Fund Account in the Savings and Retirement Plan by following the procedures described in the attachments to this letter. PLEASE NOTE THAT, ALTHOUGH THE DEADLINE FOR THE TRUSTEE OF THE SAVINGS AND RETIREMENT PLAN (“TRUSTEE”) TO TENDER YOUR SHARES IS NOVEMBER 4, 2004, YOU MUST SEND YOUR TENDER INSTRUCTION FORM TO THE TRUSTEE FOR RECEIPT BY 3:00 P.M., NEW YORK CITY TIME, MONDAY, NOVEMBER 1, 2004. You also may direct the Trustee to withdraw any tender you have previously directed it to make pursuant to the tender offer, as long as you do so prior to November 1, 2004.

You may obtain information about the number of shares allocated to your Limited Brands Stock Fund Account by calling the SARP Line at 1-800-525-7277 (press “1” and hold for a customer representative who will help you). You may tender some or all of such shares held in your Limited Brands Stock Fund Account (excluding fractional shares).

Before making a decision, you should read carefully the materials in the enclosed Offer to Purchase the Notice to Savings and Retirement Plan Participants and the yellow Tender Instruction Form. If you take no action, no shares in your Limited Brands Stock Fund will be tendered by the Trustee. The Administrative Committee and the Trustee will treat confidentially your decision whether or not to tender these shares.

THE TENDER OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7 OF THE OFFER TO PURCHASE FOR A DESCRIPTION OF THESE CONDITIONS. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL SHARES OR AS TO THE PRICE OR PRICES AT WHICH STOCKHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. LESLIE H. WEXNER, OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER, HIS IMMEDIATE FAMILY MEMBERS AND AFFILIATED ENTITIES EXPECT TO TENDER A PORTION (NOT TO EXCEED 6%) OF THEIR SHARES PURSUANT TO THE TENDER OFFER. SEE SECTION 11 OF THE OFFER TO PURCHASE. THE COMPANY’S OTHER DIRECTORS HAVE ADVISED THE COMPANY THAT THEY HAVE NOT DETERMINED WHETHER TO TENDER ANY OF THEIR SHARES PURSUANT TO THE TENDER OFFER.

If you direct the Trustee to tender any shares, the cash that is paid for them will be reinvested in a money market fund and then, as soon as practicable after the expiration date of the tender offer, will be reinvested in the Savings and Retirement Plan pursuant to your future contribution election in effect at the date of such reinvestment. PLEASE NOTE THAT TO THE EXTENT SUCH CASH IS NOT REINVESTED IN YOUR COMPANY STOCK FUND ACCOUNT WITHIN 90 DAYS, YOU MAY NOT QUALIFY FOR CERTAIN FAVORABLE TAX TREATMENT UPON SUBSEQUENT DISTRIBUTIONS TO YOU FROM THE SAVINGS AND RETIREMENT PLAN. SEE “CERTAIN TAX INFORMATION” FOLLOWING QUESTION 18 IN THE ATTACHED QUESTIONS AND ANSWERS (“Q&A”) ON THE SAVINGS AND RETIREMENT PLAN AND SECTION 13 OF THE OFFER TO PURCHASE.

If more shares are tendered, at or below the purchase price than Limited Brands has offered to purchase, then the Company will only purchase a pro rata portion of any shares you direct the Trustee to tender (see Q&A #13).

IF YOU ELECT TO TENDER SHARES FROM YOUR COMPANY STOCK FUND, THE ENCLOSED YELLOW TENDER INSTRUCTION FORM MUST BE RECEIVED BY THE TRUSTEE BY 3:00 P.M., NEW YORK CITY TIME, NOVEMBER 1, 2004. PLEASE USE THE ENCLOSED POSTAGE PAID, PRE-ADDRESSED REPLY ENVELOPE TO RETURN YOUR TENDER INSTRUCTION FORM.

YOU MUST COMPLETE AND SIGN YOUR TENDER INSTRUCTION FORM. IF YOU DO NOT SIGN THE FORM, YOUR DIRECTIONS WILL NOT BE ACCEPTED AND THE YELLOW INSTRUCTION FORM, AS WELL AS YOUR DIRECTIONS, WILL BE VOID.

IF YOU DO NOT WISH TO TENDER YOUR SHARES, TAKE NO ACTION.

ADMINISTRATIVE COMMITTEE

Limited Brands, Inc. Savings

and Retirement Plan

2

Upon the terms and subject to the conditions of the tender offer, if more than 80,000,000 shares, or such greater number of shares as the Company may elect to purchase subject to applicable law, have been validly tendered and not properly withdrawn prior to the Expiration Date, at prices at or below the purchase price selected by the Company, the Company will purchase shares on the following basis:

(a) First, all shares properly tendered before the Expiration Date from all holders of Odd Lots (as defined in the Offer To Purchase) who (1) tender all shares owned beneficially or of record at a price at or below the purchase price (partial tenders will not qualify for this preference), and (2) complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

(b) Second, subject to the conditional tender provisions in Section 6 of the Offer To Purchase, all other shares properly tendered at or below the purchase price selected by the Company, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares; and

(c) Third, only if necessary to permit the Company to purchase 80,000,000 shares, (or such greater number of shares as the Company may elect to purchase subject to applicable law), shares conditionally tendered at or below the purchase price (for which the condition was not initially satisfied) before the Expiration Date, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares.

The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making or acceptance of the tender offer would not be in compliance with the laws of such jurisdiction. In those jurisdictions whose laws require that the tender offer be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of the Company by Banc of America Securities LLC or J.P. Morgan Securities Inc., the Dealer Managers for the tender offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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QUESTIONS AND ANSWERS ON

SAVINGS AND RETIREMENT PLAN TENDER RIGHTS AND

PROCEDURES

A. DESCRIPTION OF THE TENDER OFFER

1.	What is the tender offer?

On October 7, 2004, Limited Brands offered to purchase up to 80,000,000 shares of its common stock at a price not greater than $25.00 nor less than $21.75 per share. This tender offer will be open from Thursday, October 7, 2004 until it expires at 12:00 Midnight, New York City time, Thursday, November 4, 2004, unless it is extended by the Company. Savings and Retirement Plan participants who hold shares in the Company Stock Fund (“Plan Shares”) may provide for the tender of Plan Shares for purchase pursuant to this tender offer by so indicating on the enclosed yellow Tender Instructions Form and returning it as directed no later than 12:00 midnight, New York City time on Monday, November 1, 2004. The Company will, upon the terms and subject to the conditions of the tender offer, determine a single per share price, not greater than $25.00 nor less than $21.75 per share, that it will pay for the shares validly tendered pursuant to the tender offer and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest purchase price that will allow it to purchase 80,000,000 shares or, if a lesser number of shares are validly tendered, such lesser number as are validly tendered and not properly withdrawn. In the event the final purchase price is less than the maximum price of $25.00 per share and more than 80,000,000 shares are tendered in the tender offer at or below the purchase price, Limited Brands intends to exercise its right to purchase up to an additional 2% of its outstanding shares without extending the tender offer so that it repurchases up to $2 billion of its shares. By way of example, if the final purchase price is the minimum purchase price of $21.75 per share, the Company intends to purchase up to an additional 9,438,333 of its outstanding shares to the extent tendered in the tender offer. Limited Brands also expressly reserves the right, in its sole discretion, to purchase additional shares subject to applicable legal requirements. All stockholders whose shares are purchased by Limited Brands will receive the purchase price for each share purchased in the tender offer. This process is known as a “Dutch Auction”.

If the number of shares tendered at or below the purchase price selected by the Company exceeds the total number of shares to be purchased, all shares tendered at or below the purchase price selected by the Company would be accepted on a pro rata basis. “Pro rata” simply means that each person can sell an equal proportion of the shares offered to the Company. For example, if the number of shares tendered at or below the purchase price (assume, 160,000,000) exceeds the number to be purchased, 80,000,000, the Company would calculate a proration percentage which would equal 50%, the ratio of the total number of shares to be purchased, 80,000,000, divided by the total number of shares tendered at or below the purchase price, 160,000,000. Therefore, if you tendered 1,000 shares at or below the purchase price, the Company would purchase 500 shares at the final purchase price. If the total number of your shares (including those held under Savings and Retirement Plan or the Company’s Stock Purchase Plan or otherwise) is less than 100 and you tender all those shares at or below the purchase price, then the proration percentage will not be applied to your tendered shares and the Company will, instead, buy all of your tendered shares. (If you hold fewer than 100 shares you must check the first box on the yellow Tender Instruction Form to avoid proration.)

The tender offer is fully described in the Offer To Purchase provided to you. PLEASE READ IT CAREFULLY.

2.	If I tender my shares, will I receive any dividends declared by the Company in the future?

If you tender your shares, you will not be entitled to receive future dividends with respect to any shares the Company purchases. The tender offer is an element of the Company’s overall plan to return approximately $2.5 billion of capital to its stockholders. Shortly after completion of the tender offer, the Company intends to declare a special dividend of $500 million in the aggregate, subject to applicable legal requirements. If the Company is unable to purchase $2 billion of shares in the tender offer, it will consider, in its sole discretion, various other options for the cash, including, among other things, additional share repurchases or an increase in the special dividend. The amount of the dividend and the record date will be set at the time the dividend is declared.

3.	What are my rights under the tender offer?

The records of the Savings and Retirement Plan indicate that Plan Shares are allocated to your Account under the Savings and Retirement Plan as a result of your election to invest in Limited Brands Stock Fund. You may tender some or all of these shares. Because all of these Plan Shares are held in trust for your benefit, they are registered in the name of the Trustee. Consequently, the Trustee will actually tender Plan Shares in accordance with your directions.

YOU MUST DIRECT THE TRUSTEE IF YOU WANT TO TENDER YOUR PLAN SHARES AND, IF SO, AT WHICH PRICE OR PRICES YOU WANT TO TENDER. THE TRUSTEE WILL TENDER YOUR PLAN SHARES ONLY IF DIRECTED. IF YOU DO NOT RESPOND, YOUR PLAN SHARES WILL REMAIN IN YOUR LIMITED BRANDS, INC. STOCK FUND ACCOUNT.

4.	Which documents did I receive in the tender offer materials and what is their purpose?

You received the following materials in this mailing:

•	Letter from the Company. This announces the tender offer.

•	Offer to Purchase dated October 7, 2004. This document (white, bound document) describes the tender offer. PLEASE READ IT CAREFULLY.

•	Letter of Transmittal. This document (long blue document) is part of the tender offer and therefore is being provided to you. However, it does not apply to or provide detailed instructions for tendering Plan Shares. Do NOT use it to tender Plan Shares or shares held in your name under the Company Stock Purchase Plan. If you hold shares outside of the Savings and Retirement Plan and the Company Stock Purchase Plan, please refer to this blue Letter of Transmittal for instructions on how to tender those shares.

•	Letter from the Savings and Retirement Plan Administrative Committee.

•	Notice to Savings and Retirement Plan Participants (white document you are reading) which includes Questions and Answers on Savings and Retirement Plan Tender Rights and Procedures, as well as information about the Savings and Retirement Plan and the tender offer.

•	Tender Instruction Form (yellow form). YOU MUST COMPLETE, SIGN AND MAIL THIS DOCUMENT TO THE TRUSTEE IN THE ENCLOSED ENVELOPE IF YOU WISH TO DIRECT THE TRUSTEE TO TENDER YOUR PLAN SHARES. THIS DOCUMENT MUST BE USED IF YOU WISH TO DIRECT A TENDER OF YOUR PLAN SHARES.

•	Reply Envelope. A postage pre-paid, pre-addressed envelope for your reply.

5.	How do I direct the Plan Trustee?

The only way that you can tender your Plan Shares is by completing the yellow Tender Instruction Form as described, signing and returning it to the Trustee who will process your instructions. The address you should use to return the yellow Tender Instruction form is on the postage paid, pre-addressed return envelope. In an emergency, you may overnight your completed yellow Tender Instruction Form to: American Express Trust Company, ATTN: Limited Brands Account Team, 921 AXP Financial Center, Minneapolis, MN 55474, or you may fax it to the Trustee at 612-671-4242.

THE YELLOW TENDER INSTRUCTION FORM MUST BE RECEIVED BY THE TRUSTEE BEFORE 3:00 P.M., NEW YORK CITY TIME, ON MONDAY, NOVEMBER 1, 2004. YOU MUST SIGN AND COMPLETE THE FORM FOR YOUR TENDER INSTRUCTION TO BE VALID.

TO PROPERLY DIRECT THE TRUSTEE TO TENDER PLAN SHARES ON YOUR BEHALF YOU MUST:

•	INSTRUCTIONS. Read carefully and follow exactly the instructions in the Letter from Savings and Retirement Plan Administrative Committee and the yellow Tender Instruction Form. These will tell you how to direct the Plan Trustee regarding your Plan Shares.

•	FORM. Complete the enclosed yellow Tender Instruction Form.

•	SHARES. Designate on the yellow Tender Instruction Form the number of Plan Shares (excluding fractional shares) you wish to be tendered. Please call the SARP Line at 1-800-525-7277 (press “1” and hold for a customer representative who will help you determine the number of shares held in your Limited Brands Stock Fund Account).

•	PRICE. Designate on the yellow Tender Instruction Form the price or prices at which you are willing to tender your Plan Shares. In the alternative, you may maximize the chance of the Company purchasing the Plan Shares you tender by electing to accept whatever purchase price is determined by the Company pursuant to the tender offer process. This action will result in you receiving a price per share as low as $21.75 or as high as $25.00.

•	SIGNATURE. You must sign the yellow Tender Instruction Form to complete your instruction. Unless you sign the yellow Tender Instruction Form, your direction cannot be honored and the yellow Tender Instruction Form will be void.

•	MAILING. A pre-addressed return envelope has been enclosed with your Tender materials. Use this postage paid envelope to return your completed yellow Tender Instruction Form if you wish to have the Plan Trustee tender your Plan Shares.

Please be precise in providing your instruction and please act PROMPTLY.

IF YOU DO NOT WISH TO TENDER ANY PLAN SHARES, TAKE NO ACTION.

6.	How do I send instructions to the Trustee?

Please return your instructions PROMPTLY, recognizing the slow delivery time inherent in the U.S. mail today. You may mail your yellow Tender Instruction Form to the Trustee for the Savings and Retirement Plan in the postage paid, pre-addressed reply envelope that has been provided for your reply. In an emergency, you may overnight your completed yellow Tender Instruction Form to: American Express Trust Company, ATTN: Limited Brands Account Team, 921 AXP Financial Center, Minneapolis, MN 55474, or you may fax it to the Trustee at 612-671-4242. DO NOT DELIVER YOUR INSTRUCTIONS TO YOUR HUMAN RESOURCES DEPARTMENT OR TO YOUR BENEFITS ADMINISTRATOR.

7.	Must I provide directions to the Trustee?

You must respond IF you wish the Trustee to tender your Plan Shares. DO NOT RESPOND IF YOU DO NOT WISH TO TENDER ANY OF YOUR PLAN SHARES.

8.	How many Plan Shares may I tender and how do I learn that number?

You may determine the number of Plan Shares that you hold under the Savings and Retirement Plan by calling the SARP Line at 1-800-525-7277 (press “1” and hold for a customer representative who will help you). This information will be updated from time to time to reflect contributions and dividends. You may tender all or any number of such shares (excluding fractional shares, if any).

9.	What if I have shares in my Savings and Retirement Plan account and hold shares outside of the Savings and Retirement Plan?

If you have shares in the Savings and Retirement Plan and own other shares (either in your possession or held by a brokerage firm) outside of the Savings and Retirement Plan, you will receive two or more sets of tender offer materials. You should be careful to follow the directions that apply to each kind of shares.

10.	Who will know whether I tendered my Plan Shares?

Your directions to the Trustee are CONFIDENTIAL. Individual instructions will only be disclosed to the recordkeeper as necessary to complete the tender offer.

11.	Can I change my mind and direct the Trustee to withdraw my Plan Shares that I directed to be tendered?

Yes, but only if you perform the following steps:

•	You must send a signed notice of withdrawal to the Trustee for the Savings and Retirement Plan.

•	The notice of withdrawal must be in writing. You may fax your notice of withdrawal to the Trustee for the Savings and Retirement Plan at fax number 612-671-4242.

•	The notice of withdrawal must state your name, social security number, the number of Plan Shares that you wish to withdraw from the tender offer and that you are directing the Trustee to withdraw Plan Shares that you previously directed the Plan Trustee to tender on your behalf.

•	The notice of withdrawal must be received by the Trustee before 3:00 p.m., New York City time, on Monday, November 1, 2004.

12.	Can I direct the Trustee to re-tender my Plan Shares?

Yes. If, after directing the Plan Trustee to withdraw your Plan Shares, you wish to direct the Trustee to re-tender your Plan Shares, you must complete another yellow Tender Instruction Form and return it to the Trustee for receipt by 3:00 p.m., New York City time, on Monday, November 1, 2004. You may obtain another copy of the yellow Tender Instruction Form by faxing your request to 612-671-4242.

B. RESULTS OF THE TENDER OFFER: SHARES SOLD AND PRICE RECEIVED

13.	Will all Plan Shares that I direct the Trustee to tender be purchased?

This depends upon the total number of shares tendered and the price or prices at which you tender. If you tender shares at a price above the purchase price determined by the Company pursuant to the tender offer, your shares will not be purchased. If you tender your shares at or below the purchase price or you elect to tender your shares at whatever purchase price determined by the Company pursuant to the tender offer process, and if more shares are tendered at or below the purchase price by all stockholders than the Company had offered to or has determined, subject to applicable law, to purchase, then the Company will purchase a pro rata portion of the shares that you directed to be tendered. See Q&A #1 for a description of how the proration process works.

Plan Shares held in your Savings and Retirement Plan Account that are not accepted will remain in the Company Stock Fund subject to normal Savings and Retirement Plan rules.

14.	How will I know if my Plan Shares have been purchased?

After the tender offer has expired, all tender directions will be tabulated, which may take up to 5 to 7 days. Soon thereafter you will be sent a statement of the number of your Plan Shares which were accepted.

C. OPERATION OF THE SAVINGS AND RETIREMENT PLAN DURING THE TENDER OFFER

15.	What happens to Limited Brands Stock Fund contributions made after October 7, 2004?

Contributions made to the Savings and Retirement Plan after October 7, 2004, will be allocated and invested in accordance with the investment elections in effect at the time of the contribution. No transactions in the Limited Brands Stock Fund will take place on the day that Plan Shares are deemed withdrawn from the Fund for purposes of complying with participant directions to participate in the tender offer. These transactions will be processed beginning on the first business day following such deemed withdrawal.

16.	What happens if I request a distribution, withdrawal or reallocation following the announcement of the tender offer but before the tender offer expires?

Distributions and withdrawals from the Savings and Retirement Plan and transfers into or out of the Company Stock Fund will be processed in accordance with normal procedures. No transactions in the Limited Brands Stock Fund will take place on the day that Plan Shares are deemed withdrawn from the Fund for purposes of complying with participant directions to participate in the tender offer. These transactions will be processed beginning on the first business day following such deemed withdrawal.

UNDER THE TERMS OF THE SAVINGS AND RETIREMENT PLAN, SECTION 16 INSIDERS WHO TENDER SHARES WILL NOT BE PERMITTED TO MAKE AN ELECTION TO TRANSFER ANY AMOUNTS FROM OTHER INVESTMENT FUNDS INTO THE COMPANY’S STOCK FUND FOR SIX MONTHS AFTER THE EXPIRATION DATE; HOWEVER, NEW CONTRIBUTIONS MAY BE INVESTED IN THE COMPANY STOCK FUND DURING THIS SIX MONTH PERIOD.

17.	Will I be taxed on any proceeds received in 2004 from the shares that I tender under the Savings and Retirement Plan?

No. Because tender offer proceeds received from Plan Shares will be received by and held in the Savings and Retirement Plan, they will not be subject to current income taxes.

D. REINVESTMENT OF TENDER OFFER PROCEEDS

18.	How will the Savings and Retirement Plan invest the proceeds received from the Plan Shares that are tendered?

Proceeds received from this tender offer will be reinvested by the Trustee in a money market fund and reinvested in the investment funds you have selected under the Savings and Retirement Plan as soon as practicable in accordance with your future contribution election in effect at the date of such reinvestment.

E. CERTAIN TAX INFORMATION

Participants in the Savings and Retirement Plan should be aware that the reinvestment of the cash proceeds received in the tender offer may, in certain circumstances, result in certain tax consequences to those participants who, as part of the ultimate distributions of their accounts, would receive shares.

Special tax rules apply to certain distributions from the Savings and Retirement Plan that consist, in whole or in part, of shares. Generally, taxation of net unrealized appreciation (“NUA”), an amount equal to the excess of the value of such shares at distribution over the cost or other basis of such shares (which will vary depending on whether the distribution qualifies for lump sum treatment) will be deferred until the shares are sold following distribution. Moreover, if shares are disposed of prior to a distribution, as would be the case in the tender offer, and the proceeds of such disposition are reinvested within 90 days thereafter in the

Company Stock Fund, the cost or other basis of such newly acquired shares for NUA purposes will be the cost or other basis of the tendered shares.

Accordingly, if the cash proceeds receivable upon the tender of shares is not reinvested in the Company Stock Fund under the Savings and Retirement Plan within 90 days, the opportunity to retain for NUA purposes the cost or other basis of the shares tendered, and the tax-deferral treatment of the NUA calculated in reference to such basis, will be lost.

The foregoing is only a brief summary of complicated provisions of the Internal Revenue Code. You are strongly urged to consult with your tax advisor as to the issues described above.

LIMITED BRANDS, INC.

NOTICE TO SAVINGS AND RETIREMENT PLAN PARTICIPANTS

October 7, 2004

TO:	All Participants in the Limited Brands, Inc. Savings and Retirement Plan (The “Savings and Retirement Plan”) with Accounts Invested in the Limited Brands, Inc. Stock Fund

Limited Brands, Inc. (“Limited Brands” or the “Company”) has announced an offer to purchase up to 80,000,000 outstanding shares of its common stock, par value $0.50 per share (such shares, together with all other outstanding shares of common stock of the Company, are referred to herein as the “shares”), at a price not greater than $25.00 nor less than $21.75 per share, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 7, 2004 and in the related blue Letter of Transmittal (which together, as amended or supplemented, constitute the tender offer).

The Company will, upon the terms and subject to the conditions of the tender offer, determine a single per share price, not greater than $25.00 nor less than $21.75 per share, that it will pay for the shares validly tendered pursuant to the tender offer and not validly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest purchase price that will allow it to purchase 80,000,000 shares, or such lesser number as are validly tendered and not validly withdrawn pursuant to the tender offer. In the event the final purchase price is less than the maximum price of $25.00 per share and more than 80,000,000 shares are tendered in the tender offer at or below the purchase price, Limited Brands intends to exercise its right to purchase up to an additional 2% of its outstanding shares without extending the tender offer so that it repurchases up to $2 billion of its shares. By way of example, if the final purchase price is the minimum purchase price of $21.75 per share, the Company intends to purchase up to an additional 9,438,333 of its outstanding shares to the extent tendered in the tender offer. Limited Brands also expressly reserves the right, in its sole discretion, to purchase additional shares subject to applicable legal requirements. All stockholders whose shares are purchased by the Company will receive the same purchase price for each share purchased in the tender offer. The tender offer became effective on October 7, 2004, and will expire at 12:00 Midnight, New York City time, on Thursday, November 4, 2004, unless the tender offer is extended by the Company. You, as a Savings and Retirement Plan participant, may participate in this tender offer by instructing the Trustee of the Savings and Retirement Plan (no later than 3:00 p.m., New York City time, on Monday, November 1, 2004) to tender the shares in your Limited Brands Stock Fund Account (“Plan Shares”) for purchase by the Company.

The tender offer is an element of our overall plan to return approximately $2.5 billion of capital to our stockholders. Shortly after completion of the tender offer, we intend to declare a special dividend of $500 million in the aggregate, subject to applicable legal requirements. If we are unable to purchase $2 billion of shares in the tender offer, we will consider, in our sole discretion, various other options for the cash, including, among other things, additional share repurchases or an increase in the special dividend. The amount of the dividend and the record date will be set at the time the dividend is declared. If you participate in the tender offer, you will not be entitled to receive the special dividend with respect to any shares we purchase.

YOUR DECISION WHETHER OR NOT TO HAVE YOUR PLAN SHARES TENDERED WILL BE KEPT CONFIDENTIAL.

Enclosed with this notice is a copy of documents describing the tender offer which have been furnished to holders of shares. Please read these materials so that you may properly make your decision regarding this tender offer.

A yellow Tender Instruction Form is also enclosed for you to use to direct the Plan Trustee regarding the tender offer. IF NO DIRECTION IS RECEIVED, THE TRUSTEE WILL NOT TENDER ANY OF YOUR PLAN SHARES AND THEY WILL REMAIN IN THE SAVINGS AND RETIREMENT PLAN IN YOUR COMPANY STOCK FUND ACCOUNT.

DO NOT CALL THE TRUSTEE, THE ADMINISTRATIVE COMMITTEE OR YOUR BENEFITS ADMINISTRATOR TO GIVE YOUR DECISION REGARDING THE OFFER. YOU MAY ONLY RESPOND BY COMPLETING AND MAILING THE ENCLOSED YELLOW TENDER INSTRUCTION FORM.

TENDER INSTRUCTION FORM

FOR SHARES IN LIMITED BRANDS, INC.

SAVINGS AND RETIREMENT PLAN

(NOTE: Before completing this Tender Instruction Form, you should refer to the attached Letter from the Administrative Committee of Limited Brands, Inc. Savings and Retirement Plan. If you wish to tender different groups of shares at different prices, you must complete a separate yellow Tender Instruction Form for each group of shares which will have a different price.)

TO THE TRUSTEE OF THE SAVINGS AND RETIREMENT PLAN:

I am a participant in the above-referenced Savings and Retirement Plan who has invested all or a portion of my Account in the Limited Brands Stock Fund and, as such, I have received a copy of the Offer to Purchase dated October 7, 2004, (the “Offer to Purchase”) and related Letter of Transmittal, as amended or supplemented, relating to the tender offer by Limited Brands, Inc., a Delaware corporation (“Limited Brands” or the “Company”), to purchase up to 80,000,000 outstanding shares of common stock, $0.50 par value per share, (such shares, together with all other outstanding shares of common stock of Limited Brands, are herein referred to as the “shares”) at a price not greater than $25.00 nor less than $21.75 per share, without interest.

I wish to direct you to tender the shares in my Company Stock Fund Account as indicated below:

TENDER INSTRUCTIONS

☐	Odd lot. By checking this box, I represent that I own beneficially or of record an aggregate (including shares held beneficially or of record in the Savings and Retirement Plan or the Company’s Stock Purchase Plan or otherwise) of fewer than 100 shares, and I am instructing the Trustee to tender all shares held in my Limited Brands Stock Fund in the Savings and Retirement Plan. My indication as to whether I wish to tender my shares at the price determined by the tender offer or at the price or prices I specify is indicated below.

SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE

TENDER OFFER

☐	By checking this box, I represent that I want to maximize the chance of having Limited Brands purchase all of the shares that I am tendering (subject to the possibility of proration). Accordingly, by checking this ONE box INSTEAD OF ONE OF THE PRICE BOXES BELOW, I wish to have the Trustee tender % shares of the shares held in my Savings and Retirement Plan Stock Fund Account (please enter the applicable percentage – not to exceed 100%) and I am willing to accept the purchase price determined by Limited Brands pursuant to the tender offer. This action will result in my receiving a price per share of as low as $21.75 or as high as $25.00.

- OR -

SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER

By checking ONE of the boxes below INSTEAD OF THE BOX ABOVE, I wish to have the Plan Trustee tender at the price checked             % of the shares held in my Savings and Retirement Plan Stock Fund Account (please enter the applicable percentage – not to exceed 100%). I understand that this action could result in none of my shares being purchased if the actual purchase price for the shares is less than the price that I have checked. If the purchase price for the shares is equal to or greater than the price checked, then the shares purchased by Limited Brands will be purchased at the purchase price so determined. A stockholder who desires to tender shares at more than one price must complete a separate yellow Tender Instruction Form for each price at which shares are tendered.

☐	$21.75	☐	$22.50	☐	$23.25	☐	$24.00	☐	$24.75
☐	$22.00	☐	$22.75	☐	$23.50	☐	$24.25	☐	$25.00
☐	$22.25	☐	$23.00	☐	$23.75	☐	$24.50

I have read and understand the Offer to Purchase and related Letter of Transmittal and the Letter from the Administrative Committee and I agree to be bound by the terms of the tender offer. I hereby direct the Trustee to tender these shares on my behalf and to hold and invest the proceeds from the sale of these shares in a money market fund, to be invested as soon as practicable after the expiration of the tender offer in the Savings and Retirement Plan pursuant to my future contribution election in effect at the time of such reinvestment. I understand and declare that if the tender of my shares is accepted, the payment therefor will be full and adequate compensation for these shares in my judgment.

DATE	SIGNATURE OF PARTICIPANT

SOCIAL SECURITY NUMBER	PLEASE PRINT NAME, ADDRESS AND TELEPHONE NUMBER HERE

NOTE: THIS TENDER INSTRUCTION FORM MUST BE COMPLETED AND SIGNED IF SHARES HELD IN THE SAVINGS AND RETIREMENT PLAN ARE TO BE TENDERED. IF THE FORM IS NOT SIGNED, THE DIRECTIONS INDICATED WILL NOT BE ACCEPTED. PLEASE RETURN THIS TENDER INSTRUCTION FORM TO THE TRUSTEE FOR THE SAVINGS AND RETIREMENT PLAN, USING THE POSTAGE PAID, PRE-ADDRESSED REPLY ENVELOPE PROVIDED WITH YOUR TENDER MATERIALS. YOUR INSTRUCTION FORM MUST BE RECEIVED BY 3:00 P.M., NEW YORK CITY TIME, NOVEMBER 1, 2004. IN AN EMERGENCY, YOU MAY OVERNIGHT YOUR TENDER INSTRUCTION FORM TO: AMERICAN EXPRESS TRUST COMPANY, ATTN: LIMITED BRANDS ACCOUNT TEAM, 921 AXP FINANCIAL CENTER, MINNEAPOLIS, MN 55474, OR YOU MAY FAX IT TO THE TRUSTEE AT 612-671-4242.

YOUR DECISION WHETHER OR NOT TO HAVE YOUR PLAN SHARES TENDERED WILL BE KEPT CONFIDENTIAL.

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